UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/20/2006

VARSITY GROUP INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-28977

DE	54-1876848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1300 19th Street NW, 8th Floor Washington, DC 20036
(Address of principal executive offices, including zip code)

202.349.1242
(Registrant’s telephone number, including area code)

Former address: 1850 M Street, Suite 1150, NW, Washington, DC 20036
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 14, 2006, Varsity Group (the "Company") entered into a Separation Agreement (the "Agreement") with Mr. Adam Hanin in which Mr. Hanin's status as an employee of the Company ended due to a voluntary resignation effective June 15, 2006. Material terms and conditions of the Agreement are as follows: i) the Company shall continue to pay Mr. Hanin, as a severance benefit, his base salary at the rate of $190,000 per year for the nine month period beginning June 16, 2006 and ending March 15, 2007; ii) Mr. Hanin's stock option agreement remains in full force and is extended through December 31, 2006; iii) Mr. Hanin shall be available on a non-exclusive basis to provide consulting services to the Company through August 16, 2006; and iv) Mr. Hanin is not released from any obligation of the Company resulting under terms of the Asset Purchase Agreement between the Company and Campus Outfitters, LLC dated May 26, 2005, which includes a Non-Compete Agreement which expires May 26, 2008.

A copy of Mr. Hanin's Agreement is filed herewith as exhibit 10.1

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 14, 2006, the Company accepted the resignation of Mr. Adam Hanin, the Company's Executive Vice President of Sales and Development.

Please see Item 1.01 above for additional information.

Item 9.01.    Financial Statements and Exhibits

10.1 Separation Agreement by and between Varsity Group Inc. and Mr. Adam Hanin dated June 14, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY GROUP INC

Date: June 20, 2006	By:	/s/ Jim Craig
Jim Craig
CFO

Exhibit Index

Exhibit No.	Description
EX-10.1	Separation Agreement by and between Varsity Group Inc. and Mr. Adam Hanin dated June 14, 2006